CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust III, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust III
Notifies Selling Group of Anticipated Offering Close in September 2012

New York, NY, June 6, 2012 ˗ American Realty Capital Trust III, Inc. (“ARCT III”) announced today that it had notified its selling group members that, through June 6, 2012, ARCT III has raised $770 million of the maximum $1.5 billion under its offering (plus an additional $237 million DRIP). The average equity raise of $210 million for the past several months suggests that ARCT III will reach its maximum offering and close to new investments in September 2012. As ARCT III has previously communicated and, in line with its best practices, ARCT III will close its offering as originally sized and will not raise additional capital through a follow-on offering.

Important Notice

ARCT III is a publicly registered, non-traded real estate investment program. Additional information about ARCT can be found on its website at www.arct-3.com.

ARCT III filed a registration statement on Form S-11 (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 3, 2010 and the registration statement became effective on March 31, 2011. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCT III has filed with the SEC for more complete information about ARCT III and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated April 30, 2012, and supplements thereto are available on the SEC Web site at:

http://sec.gov/Archives/edgar/data/1503828/000114420412024719/v310595_424b3.htm and

http://sec.gov/Archives/edgar/data/1503828/000114420412030017/v313573_424b3.htm.

Alternatively, ARCT III or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

To arrange interviews with ARCT III executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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